Fortuna Resources Permian, LLC
2 Greenway Plaza, #240
Houston, Texas 77046

November 9, 2017

Camber Permian LLC
4040 Broadway St.
San Antonio, TX 78209

Attention: Richard Azar

NFP Energy LLC
14340 Torrey Chase Blvd., Suite 240
Houston, TX 77069

Attention: Matthew Dernick

Re: Acquisition of Leasehold Interest

Dear Richard and Matthew:

Camber Permian LLC ("Camber") and NFP Energy LLC ("NFP"; each of Camber and NFP may be individually referred to herein as a "Seller") hereby agree to sell to Fortuna Resources Permian, LLC ("Fortuna"), all of their right, title and interest in those certain oil and gas properties defined in the Assignment (attached hereto and defined below) as the Assigned Interests. Fortuna shall acquire all of the right, title and interest in the Assigned Interests on the terms and conditions in both this letter agreement and the Assignment, and in exchange for payment to Camber and NFP of the Purchase Prices as defined below. Accordingly, by executing below, the parties agree to the following:

1. Purchase Price. The aggregate purchase price for the Assigned Interests shall equal $2,452,130.60 which shall be divided and separately paid to Camber and NFP as follows ("Purchase Prices"):

Camber	$2,206,917.54
NFP	$245,213.06
Total	$2,452,130.60

Each Seller acknowledges that the amount set forth above opposite such Seller's name, as its share of the Purchase Prices, represents its full entitlement for payment for its undivided interest in the Assigned Interests and each Seller shall indemnify, defend and hold harmless Fortuna for any claim it may have to the other Seller's share of the Purchase Prices.

2. Net Mineral Acres. For purposes of the special warranty of title contained in the Assignment, Camber and NFP represent and warrant, solely as to their individual separate undivided interests, that in the aggregate such interests in the Leases cover and include 2,452.1306 net mineral acres.

3. Closing. On the date hereof, (a) Fortuna shall separately pay to each of Camber and NFP the Purchase Prices of $2,206,917.54 and $245,213.06 respectively by wire transfer to the accounts designated by Camber and NFP in Exhibit "B" attached hereto, (b) contemporaneous with the payment of the Purchase Prices, Camber, NFP and Fortuna will execute, acknowledge and deliver the Assignment, Bill of Sale and Conveyance in the form attached as Exhibit "A" hereto (the "Assignment") and (c) Camber and NFP shall deliver to Fortuna executed statements described in Treasury Regulation §1.1445-2(b)(2) certifying that Camber and NFP are not a foreign person within the meaning of the Internal Revenue Code of 1986, as amended.

4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, United States of America, as determined without the application of principles of conflict of laws that would direct the application of the law of another jurisdiction.

5. Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be considered an original for all purposes, but shall not be binding until fully executed by all the parties.

[Signature Page follows.]

Fortuna Resources Permian, LLC

____
Aaron Davis

Camber Permian LLC

____
[RICHARD] N. AZAR II.

NFP Energy LLC

____
Matthew S. Dernick

Exhibit A
Assignment of Oil and Gas Leases
(see attached)

Exhibit B
Wiring Instructions

Camber:

[______]

NFP:

[______]

[NTD: SELLER TO PROVIDE.]